                                        Filed pursuant to Rule 424(b)(3) and (c)
                                                     of the Exchange Act of 1934
                                                  Registration Number: 333-48820

                            Dated February 28, 2001

Prospectus Supplement
(to prospectus dated January 16, 2001 and to supplements dated
January 26, 2001, February 5, 2001 and February 22, 2001)

                                  $488,750,000

                       Health Management Associates, Inc.

            Convertible Senior Subordinated Debentures due 2020 and Class A Common Stock Issuable Upon Conversion of the Debentures

   This supplement amends our prospectus dated January 16, 2001 and our prospectus supplements dated January 26, 2001, February 5, 2001 and February 22, 2001, respectively, relating to the sale by certain of our securityholders of up to $488,750,000 in principal amount at maturity of our debentures and shares of our class A common stock issuable upon their conversion.

   You should read this supplement in conjunction with the prospectus and all previous supplements. Additionally, this supplement is qualified by reference to the prospectus and such previous supplements, except to the extent that the information in this supplement supersedes the information contained in the prospectus and previous supplements.

                            Selling Securityholders

   The following table provides information regarding the principal amount at maturity of debentures owned beneficially by certain of our selling securityholders, the percentage of outstanding debentures held by such securityholders, and the number of shares of our class A common stock each securityholder would own beneficially upon conversion of its entire principal amount of debentures.

   The table below supplements or amends the table of securityholders contained on pages 32 through 34 of the prospectus and the table contained in all previous supplements. Accordingly, the information contained in the table supersedes the information in the prospectus and previous supplements with respect to each securityholder listed below. This information was furnished to us by the listed securityholders on or before February 28, 2001. Because selling securityholders may at any time trade all or some of the debentures listed without providing notice of such transactions to us, the table below may not reflect the exact value of debentures held by each securityholder on the date hereof.

                                                                    Number of
                                                                    Shares of
                                    Principal Amount                 Class A
                                     at Maturity of  Percentage of Common Stock
                                    Debentures That   Debentures     That May
               Name                   May Be Sold     Outstanding    Be Sold
               ----                 ---------------- ------------- ------------
Associated Electric & Gas
 Insurance Services Limited.......    $ 1,200,000          *%         35,475
CALAMOS Convertible Growth and
 Income Fund--CALAMOS Investment
 Trust............................      2,550,000          *          75,384
CALAMOS Global Convertible Fund--
 CALAMOS Investment Trust.........        215,000          *           6,356
Clarica Life Insurance Co.--U.S...        300,000          *           8,869
Credit Suisse First Boston
 Corporation......................     12,043,000        2.54        356,019
Delta Pilots Disability and
 Survivorship Trust...............        150,000          *           4,434
Employee Benefit Convertible
 Securities Fund..................        170,000          *           5,026
Equity & Convertible Fund.........      1,410,000          *          41,683
Lutheran Brotherhood..............      4,000,000          *         118,249
Nations Convertible Securities
 Fund.............................      2,820,000          *          83,366
OHIC Insurance Company............        750,000          *          22,172
Teachers Insurance and Annuity
 Association......................      8,000,000        1.64        236,498

Less than 1%